                           STRATEGIC RELATIONSHIP AGREEMENT

       This Strategic Relationship Agreement ("Agreement") is entered into on this 1st day of May, 2000 ("Effective Date") by and between I-many, Inc., a Delaware corporation, having a place of business at 537 Congress Street, 5th Floor, Portland, ME 04101 ("I-many"), and The Procter & Gamble Company, an Ohio corporation, having a place of business at One Procter & Gamble Plaza, Cincinnati, OH 45202 ("P&G").

       WHEREAS, I-many has developed and is continuing to develop I-many Solutions (defined below);

       WHEREAS, I-many wishes to market the I-many Solutions to the food service, office coffee service, vending, janitorial/sanitation, and other markets currently served by P&G's Commercial Products Group (collectively, "Commercial Products Markets");

       WHEREAS, P&G has entered, and/or plans to enter, into strategic relationships with entities that maintain and promote internet portals directed at participants in the Commercial Products Markets;

       WHEREAS, P&G is in a position to recommend to entities that control the portals that they enter into contractual relationships with I-many to license the I-many Solutions;

       WHEREAS, in consideration of P&G's agreements set forth herein, I-many has agreed to issue to P&G a common stock purchase warrant on the terms set forth below;

       NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     DEFINITIONS.

       "I-MANY SOLUTIONS" means software and internet applications which allow manufacturers, distributors, and purchasers of services and products to make, manage and maximize contracts between and/or among such parties related to the purchase and sale of goods, including the evaluation of data related to payments, shipments, invoices, discounts, chargebacks, and the overall effectiveness of purchase contracts.

       "CPG" means P&G's Commercial Products Group.

       "LICENSE AGREEMENT" means an enterprise license agreement entered into by I-many and P&G for I-many contract management software.

       "MODIFICATIONS" means changes to be made to the available I-many Solutions for use in the Commercial Products Markets.

       "REVENUES" means accrued and recognized product and transactional revenues received by I-many during the term of this Agreement from business within the Commercial Product Market. For the purposes of Section 7 only, "Revenues" expressly does not include professional

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services or any other services performed on a  fixed time or time and materials basis. Also for the purposes of Section 7 only, if I-many acquires from a third party a product line and existing customers in the Commercial Products Markets, Revenues shall not include revenues derived from (i) those existing customers, or (ii) that product line, including without limitation modifications, such as additional users or new modules, and recurring revenue, such as support fees or subscription fees; provided, however, that if an existing customer of such third party acquisition is already a customer of I-many, Revenues shall include all revenues received from that customer for products and services other than those derived from the acquired product line. In the instance I-many bundles the acquired product line with a product already marketed by I-many (the "Product Bundling"), revenue received from the entire Product Bundling shall be accounted for as Revenues, unless the acquired product and related services are separately and fairly defined, allocated and priced.

       "JOINT BUSINESS PLAN" means a "Commercial Products Markets" business plan to be prepared jointly by I-many and P&G.


"TERMINATION DATE" means ten years after the signing of this agreement.

2.     WARRANT.

       2.1 WARRANT ON EXECUTION. Upon execution of this Agreement, I-many shall issue to P&G a warrant, substantially in the form of EXHIBIT A, which shall permit P&G to purchase up to 350,000 shares of I-many common stock, subject to the terms and conditions set forth in the warrant. All share numbers in this Agreement are stated prior to the anticipated split of I-many's common stock expected to take place after April 30, 2000, and shall be adjusted proportionately to reflect such split when and if it occurs.

       2.2 WARRANT FOR REVENUE GOAL. If by two years from the Effective Date, I-many shall have received more than $40 million in Revenues, I-many shall issue to P&G a warrant, substantially in the form of EXHIBIT A, which shall permit P&G to purchase up to an additional 50,000 shares of I-many common stock at an exercise price equal to the then current fair market value thereof, as determined by the Board of Directors of I-many in its reasonable judgment. Such warrant will be exercisable within two years of the date of issuance and according to the terms thereof. This Section 2.3 shall apply only if P&G has used good faith efforts in fulfilling the requirements of Sections 4 and 5 up to the time when I-many has received $40 million in Revenues.

       2.3 STAND-OFF AGREEMENT. If requested by I-many and the managing underwriter of an underwritten public offering by I-many of Common Stock, P&G agrees that it shall not sell or otherwise transfer or dispose of any shares of Common Stock acquired upon the exercise of any warrants issued to it or other securities of the Company held by P&G from time to time for a period of 180 days following the date of the prospectus relating to such offering. I-many may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of such 180-day period.


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3.     ENTERPRISE LICENSE AGREEMENT.  Upon execution of this Agreement, the parties shall enter into an Enterprise License Agreement as agreed to by the parties.


4.     DEVELOPMENT OF COMMERCIAL PRODUCTS MARKET SOLUTIONS.

       4.1 I-MANY PROJECT TEAM. I-many shall designate a project manager and other I-many personnel (collectively, the "I-many Project Team) working with P&G to perform I-many's obligations hereunder. The composition of the I-many Project Team may be changed in I-many's reasonable discretion, provided that I-many gives P&G notice of such changes. The I-many Project Team will be documented within the Joint Business Plan.

       4.2 P&G PROJECT TEAM. P&G shall designate a project manager and additional employees (collectively, the "P&G Project Team") to work with the I-many Project Team to assist I-many's development and marketing efforts hereunder. The composition of the P&G Project Team may be changed in P&G's reasonable discretion, provided that P&G gives I-many notice of such changes. The P&G Project Team will be documented within the Joint Business Plan.

       4.3 DESIGN AND DEFINITION. Upon execution of this Agreement, the P&G Project Team shall work to propose modifications based on P&G's experience and knowledge in the Commercial Products Markets to adapt the I-many Solutions for use in the Commercial Products Markets ("Modifications"). The P&G Project Team shall work to define contract management software requirements from a manufacturer's perspective, and define distributor and operator contract management functionality in the Commercial Products Markets. The I-many Project Team shall work with the P&G Project Team to develop and install such Modifications as agreed to by P&G and I-many based on the proposed Modifications through consultation between the respective Project Teams. P&G and I-many shall use reasonable efforts to implement Modifications for a food service version of the I-many Solutions, and shall continue to work on Modifications for other segments of the Commercial Products Markets. Notwithstanding the foregoing, the parties acknowledge that the commitment of each project team is to provide a good faith effort to develop and install the Modifications, and that I-many shall have no liability to P&G or any other party for a failure to develop or install such Modifications.

       4.4 TESTING. The I-many Project Team shall determine the timing and approach to testing, while the P&G Project Team shall provide input and consultation. During the Testing Phase, P&G shall beta test the I-many Solutions with Modifications, and shall use diligent efforts to obtain product evaluations from as many industry participants in the Commercial Products Market as reasonably practicable.

       4.5 IMPLEMENTATION. The respective Project Teams shall, at the conclusion of testing and when P&G's Commercial Products Group certifies that the I-many Solutions are operating to the satisfaction of P&G's Commercial Products Group, diligently work together to implement the I-many Solution for P&G Commercial Products Group contract management. P&G will supply business and information technology personnel to the project team to perform tasks that rely heavily on P&G domain expertise, as defined by the I-many project manager.


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       4.6    MEETINGS.  The respective Project Teams shall be in active communication at least until the Modifications are implemented for the Commercial Products Markets.

5.     JOINT BUSINESS PLAN; ASSISTANCE; EXCLUSIVITY.

       5.1    JOINT BUSINESS PLAN.   Within 30 days of the signing of this
agreement, P&G and I-many will jointly prepare a Commercial Products Markets business plan detailing I-many's plans and objectives in the Commercial Products Market and how P&G will assist I-many in achieving the plan. The Joint Business Plan will be updated at least as often as every six months by I-many and P&G. The Joint Business Plan will include, but will not be limited to, the following:

              (a) targeted portals within the Commercial Products Markets that P&G will assist I-many in creating relationships with and target dates for approaching and reaching agreements with each portal;

              (b) targeted non-competing Commercial Products Markets manufacturers that P&G will assist I-many in creating relationships with and target dates for approaching each manufacturer;

              (c) the P&G resources that will be assigned to work on each of the P&G and joint activities within this agreement;

              (d) target beta test partners (non-competing manufacturers, distributors, chain operators) that P&G will assist in obtaining for beta test activities;

       5.2 ASSISTANCE. P&G shall use commercially reasonable efforts to provide references with respect to I-many's contract management solutions, and shall use commercially reasonable efforts to assist I-many in the following ways:

              (a) introduce I-many to the target portals and other internet portals in the Commercial Products Markets and serve as a reference to such portals;

              (b) serve as a reference for third parties considering purchase of I-many Solutions or for third parties providing financial assistance to I-many, on reasonable request from I-many, including allowing visits from such third parties;

              (c) introduce I-many to relevant trade organizations, such as Efficient Foodservice Response (EFR), National Restaurant Association (NRA), International Foodservice Manufacturers Association (IFMA), and International Foodservice Distributors Association (IFDA);

              (d) assist I-many in developing press releases and promotional materials including consenting to be named in press releases, promotional materials, and on I-many's client lists, provided however Imany may only use P&G's name in such materials upon P&G's written consent; and


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              (e)    refer to I-many potential licensees of the I-many
                     Solutions, including other manufacturers and distributors, where a referral includes actively working to introduce such potential licensees to I-many (as opposed, for example, to simply providing a list of potential licensees).

       5.3 EXCLUSIVITY. For a period of three (3) years from the Effective Date hereof ("Exclusivity Period"), I-many shall be the exclusive provider of P&G's purchase contract management software and related internet applications for P&G's Commercial Products Group, such purchase contract management software and related internet applications to be defined solely and explicitly by the following functionalities and/or capabilities: (i) tracking and paying rebates between P&G CPG and operators (end use customers); (ii) tracking and paying rebates between P&G CPG and distributors; (iii) tracking balances of a contractual relationship with either operators and/or distributors; and (iv) viewing, offering and accepting simple, price and rebate contracts with operators and/or distributors via use of the internet (collectively, the "CPG Contract Management Functionalities"). The Exclusivity Period shall be extended for so long as P&G licenses the I-many Solutions under the License Agreement, up to the Termination Date hereof. P&G shall agree to be identified in I-many marketing materials as the exclusive provider of such specifically-defined CPG Contract Management Functionalities software, provided that such marketing materials shall be subject to P&G's prior written approval. During the Exclusivity Period, P&G shall not purchase, license, develop, or use any software or internet applications internally or from third parties which perform any one or more of the specified CPG Contract Management Functionalities detailed in subsections 5.3(i)-(iv) above; provided, however, that P&G shall be free to purchase and/or use any one or more of the CPG Contract Management Functionalities of a customer/distributor's own system, software, network and/or internet application in the instance any CPG customer or distributor requires P&G's CPG group to utilize such functionalities/capabilities as a key term and condition of doing business with such distributor/customer. Notwithstanding the previous sentence, this Section 5.3 shall not apply to those aspects of the I-many Solutions delivered to P&G to satisfy its CPG Contract Management Functionalities needs which fail to satisfy a compatibility determination pursuant to Section 5(a) of the Enterprise License Agreement referred to in
Section 3 herein. In addition, in the event P&G requests additional and/or incremental capabilities, P&G shall propose such capabilities to I-many and negotiate exclusively with I-many for sixty (60) days (or such shorter time if the 60 day period is waived by I-many), and if such changes are not deemed appropriate by I-many to develop for P&G, P&G shall have the right to develop, have developed, or acquire the capability in question from third parties.

6. AGREEMENTS WITH TARGET PORTALS. Notwithstanding anything else herein, I-many shall have sole discretion to enter (or not to enter) into any agreement with any third party, including any portal, target portal, third party referred by P&G, or any other entity contemplated hereunder, and shall have sole discretion over the terms and conditions under which I-many enters into any such agreements with those third parties.

7.     REVENUE SHARING.

       7.1 ROYALTIES. I-many shall pay P&G a royalty based on Revenues as follows:


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       (a)    If I-many receives, between the Effective Date and the Termination
              Date, cumulative Revenues of between $50 million and $150 million, I-many shall pay to P&G 10% of such revenues up to a cumulative total of $10 million.

       (b) If I-many receives, between the Effective Date and the Termination Date, cumulative Revenues of between $150 million and $250 million, I-many shall pay to P&G 7.5% of those revenues up to a total of $7.5 million (and therefore up to a cumulative total of $17.5 million).

       (c) If I-many receives, between the Effective Date and the Termination Date, cumulative revenues of between $250 million and $500 million, I-many shall pay to P&G 5% of those revenues up to a total of $12.5 million (and therefore up to a cumulative total of $30 million).

       (d) I-many shall not be required to pay any royalties for the first $50 million in Revenues, and shall not be required to pay royalties on Revenues to the extent they exceed $500 million.

       7.2 REPORTS. Within thirty days after the end of each calendar year, I-many shall provide a report identifying Revenues and any amounts owed to P&G hereunder. I-many shall pay any royalties owed with the report.

       7.3 AUDIT. I-many shall keep sufficient books and records from which Revenues may be determined. P&G shall have the right to have an independent certified public accountant audit such books and records at P&G's expense, at the location where such records are ordinarily kept, on at least thirty (30) days prior written notice. Such an audit shall not be unreasonably disruptive of I-many's business, shall take place no more than once per year, and shall cover no more than the two most recent full calendar years.

8.     TERM; TERMINATION.

       8.1 INITIAL TERM. Unless earlier terminated under Section 8.2, this Agreement shall expire on the Termination Date.

       8.2    EARLY TERMINATION.

              (a) I-many may terminate this Agreement prior to expiration if P&G fails to provide reasonable assistance and cooperation under Sections 4, 5, 6, and 10 of this Agreement and does not take steps to remedy such failure within thirty (30) days of receipt of written notice from I-many. Whether P&G has provided reasonable assistance and cooperation shall be resolved by arbitration.

              (b) P&G may terminate this Agreement prior to expiration if I-many fails to provide reasonable assistance and cooperation under Sections 4 and 5 of


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                     this Agreement and does not take steps to remedy such
                     failure within thirty (30) days of receipt of written notice from I-many. Whether I-many has provided reasonable assistance and cooperation shall be resolved by arbitration.

              (c) P&G may terminate this Agreement prior to expiration if I-many fails to provide a report and payment of undisputed amounts under Section 7 of this Agreement and does not take steps to remedy such failure within thirty (30) days of receipt of written notice from P&G. Amounts subject to a good faith dispute shall be resolved by arbitration, and non-payment of such amounts shall not be grounds for termination unless and until completely adjudicated or agreed to by the parties in writing.

       8.3    EFFECT OF TERMINATION.

              (a) If I-many terminates under Section 8.2(a), I-many shall be responsible for payments under Section 7 that accrued prior to the date of termination, but shall have no further liability on and following such termination.

              (b) If P&G properly terminates this Agreement under Section 8.2(b) or Section 8.2(c), I-many shall remain liable for payments under Section 7.

       8.4 RELATION TO LICENSE AGREEMENT. The termination of this Agreement shall not affect the term of the License Agreement, and vice versa.

9. OWNERSHIP OF INTELLECTUAL PROPERTY. Ownership and licenses of any intellectual property created hereunder shall be governed by the terms of the Enterprise License Agreement.

10.    PRESS RELEASES.

       10.1 EXECUTION. Upon the execution of this Agreement, I-many shall issue a press release announcing the terms of this Agreement in the form of EXHIBIT B attached hereto.

       10.2 LAUNCH. I-many may issue a press release with reference to and quote from P&G announcing I-many's launch into vertical markets outside of healthcare. The press release shall be subject to P&G's written consent, such consent not to be unreasonably withheld or delayed.

11. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first class, registered or certified air mail or nationally recognized overnight express courier, postage prepaid and shall be deemed given when such notice is mailed and addressed as follows:


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              If to I-many:

                                   I-many, Inc.
                                   537 Congress Street
                                   5th Floor
                                   Portland, ME  04101-3353
                                   Attention:  A. Leigh Powell
                                   President and Chief Executive Officer
              with a copy to:
                                   Jeffrey A. Stein, Esq.
                                   Hale and Dorr, LLP
                                   60 State Street
                                   Boston, MA  02109

              or to such other person at such other place as I-many shall designate to P&G in writing; and

              If to P&G:
                                   Procter & Gamble Company
                                   One Procter & Gamble Plaza
                                   Cincinnati, OH  45202
                                   Attention:  General Counsel

              or to such other person at such other place as P&G shall designate to I-many in writing.

12. AMENDMENTS. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by I-many and P&G.

13. SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, shall not in any way be effected or impaired thereby.

14. EXECUTED IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute, an original, but all of which, were taken to the other, shall constitute but one instrument and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Ohio without regard to the conflict of laws and the federal law of the United States of America. The application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded.



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16.    ARBITRATION. Any controversy or claim arising out of or relating to this agreement, or the breach thereof (other than rights relating to the ownership of intellectual property rights), shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Either party may seek an injunction if required to preserve its rights in any court of competent jurisdiction.

17. INTEGRATION. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties with respect to its subject matter; except as provided herein, all other representations, statements, negotiations, undertakings and prior agreements (not including the License Agreement) are terminated and superseded hereby.

18. DISCLOSURE. I-Many and P&G agree that I-many may file this Agreement as an exhibit to any filings it makes with the Securities and Exchange Commission.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

                                          I-MANY, INC.


                                             /s/ A. Leigh Powell
                                          ------------------------------------
                                          By:    A. Leigh Powell
                                                 Its President and Chief
                                                 Executive Officer


                                          The PROCTER & GAMBLE COMPANY.

                                             /s/ Charles A. Pierce
                                          ------------------------------------
                                          By:
                                                 Its Vice President - Global and
                                                 North American Commercial
                                                 Products Group


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